CUSIP No.  235906104                                               Page 21 of 27


                                                                      EXHIBIT 34
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:

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       14a-6(e)(2))
[ ]    Definitive Proxy Statement [X] Definitive  Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                          DAMEN FINANCIAL CORPORATION
                (Name of Registrant as Specified in its Charter)

          PAUL J. DUGGAN AND THE COMMITTEE TO ENHANCE SHAREHOLDER VALUE (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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            pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which
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CUSIP No. 235906104                                                Page 22 of 27

                                 Paul J. Duggan
                 and The Committee to Enhance Shareholder Value

                              Important Message to
                    Damen Financial Corporation Stockholders

                                                                February 4, 1999
To My Fellow Stockholders:

When I last wrote you on January 22, 1999, Damen Financial stock closed at $14.75; today it closed at $14.00, down another 5.1%. The stock has fallen 26.3% from its May 15, 1998 high of $19.00 per share. That is why a change is needed, and why you should elect the three outside independent directors supported by our committee.

By now, you have heard from management telling you that Damen had a successful year and asking you to reelect the current slate of directors. But did they explain to you why the stock price went down?

Our slate of directors is independent and highly qualified, and we can make a difference. Our nominees have significant experience with financial institutions and in financial management. Also, as independent directors--compared to the current entrenched Board--we would represent a broader group of stockholders, including you.

Let's take a careful look at our candidates.

Paul J. Duggan:

o Graduated from Loyola University with a major in accounting and passed the CPA exam in 1974.

o      Owned and operated a CPA firm for 23 years.

o Started a financial management firm in 1992 (now known as Jackson Boulevard Capital Management). Manages a series of hedge funds, venture capital funds, and real estate development partnerships, with assets of more than $150,000,000 in 1998. The hedge funds specialize in evaluating thrift and bank stocks like Damen Financial.

o Jackson Boulevard Equities, the flagship fund, was featured in BARRON'S and recognized as the sixth best performing fund in 1997 out of over 300 hedge funds.

o A managed account (yielding over 100%) was rated #1 for 1997 in the United States by the independent Money Managers Verified Rating Service.

o      Teaches  courses  and  lectures  in  numerous  seminars,   including  the
       Practicing Law Institute.

Damen claims I am "ill-equipped to serve as a Director." You be the judge.

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CUSIP No.  235906104                                               Page 23 of 27

Vincent Cainkar:

o      Lawyer admitted to practice in the state of Illinois.

o Graduated from St. Louis University in 1971 with a major in chemistry and biology.

o Attended St. Louis University Law School where he ranked second in his class, and graduated from DePaul University College of Law with a J.D., with honors, in 1974.

o Licensed to practice law in the State of Illinois, the State of Florida and before the federal courts, including the United States Supreme Court.

o Law practice specializes in municipal corporations, municipal bonds, and real estate developments.

o Over the past 20 years has acted as bond counsel and written bond opinions on more than $200,000,000 of municipal bonds.

o General Partner in various real estate partnerships valued in excess of $10,000,000.

o Advises various financial institutions and currently performs a legal work for two different Chicago-area banks.

Damen claims Mr. Cainkar is "ill-equipped to serve as a director." You be the judge.

J. Dennis Huffman:

o      Graduate of Depauw University, 1963.

o Served five years as a Captain of the USAF including tours as a pilot in the Southeast Asian conflict from 1963 through 1968.

o Spent 20 years in the private sector of banking rising to the level of chief operating officer of Beverly Bank, the largest Bank in the Beverly Bancorp group. Concurrently held the positions of Senior Vice President of the Holding Company and a member of the Board of Directors of the lead bank from 1968 through 1988.

o      MBA  from  Northwestern   University's   Kellogg  School  of  Management,
       consistently one of the top five MBA programs in the nation.

o Joined the Chicago office of the Resolution Trust Corporation (RTC), the organization created by Congress to resolve the savings and loan crisis in 1990.

o      Served on the staff of the $1.1 billion Olympic Federal Savings and Loan.

o Transferred to Home Federal in Waukegan to serve as Managing Agent for that Conservatorship ($400 million/5 branches). The Managing Agent takes the place of the CEO and the Board of Directors, and under his delegated authority takes all actions necessary to manage the institution, establish control and oversight, and prepare the institution and its assets for sale.


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CUSIP No.  235906104                                               Page 24 of 27

J. Dennis Huffman (continued):

o Served as Chicago Center Sales Coordinator and, in that capacity, was a voting member for the Senior Credit Committee of the RTC, which approved all major credits and settlements in the Chicago Region.

o Reconstructed, coordinated and negotiated the sale of United Savings, a $480 million finance company, to a West Coast buyer.

o      Managing Agent from  intervention  through  takeover and sale of Republic
       Savings.

o Beginning in 1994, served as Atlanta region SWAT (special workout asset team) team leader, responsible for overseeing and negotiating settlement workouts in the largest, most sensitive loan and lease relationships. Individual SWAT teams carried $100 million in delegated authority to facilitate settlements.

o In 1995, became an independent trader in the Treasury Bond Pit at the Chicago Board of Trade. Simultaneously, he and two partners formed and managed a company dedicated to construction, leasing and property management.

Damen claims that "this dissident candidate has not been involved in banking for over nine years." You be the judge.


Contrast our nominees' qualifications with theirs: funeral home director, cement business operator, and former IRS agent.


It is clear that Management wants you to ignore the facts, and that they are trying to confuse the issues with misrepresentations and half-truths about the committee's director nominees. They are hiding their own poor results behind this flurry of rhetoric.

But the one thing management cannot hide from--and cannot ignore--is the stock price. Why is it so low? Why, after all the successful thrift conversions in Chicago like Cragin, Amerifed, Bell Federal and Amity, has Damen done so poorly? Your board tries to shine the light everywhere but on its own performance. It is time for the current board to be called to task.

The current board says it has 122 years of experience in directing financial institutions. Damen has over $228,000,000 in assets, and has been in business in Chicago since 1916. Yet despite all that supposed talent and financial institution experience, Damen has only $1,481,606 in commercial loans. It calls itself a bank, but makes very few commercial loans. Why? It is an indisputable fact that Mr. Huffman reviewed more commercial loans in a single day at the RTC than Damen, with all its experience, has managed to place in the last two years.

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CUSIP No.  235906104                                               Page 25 of 27

Why should we get your vote?  It's the stock price!  That's why.

This is the key question: Are you satisfied with the performance of your investment in Damen? If your answer is NO, you owe it to yourself to support our independent candidates and vote FOR: Paul J. Duggan, Vincent Cainkar and J. Dennis Huffman.

If you wish to support our director nominees, please sign, date and return the enclosed BLUE proxy today.

Please do not return management's white card, even if it is to vote against their nominees.

If you have returned a white proxy card, but wish to support our nominees, you MUST return a BLUE proxy. Even if you have already returned a white proxy, you have the right to change your vote by returning a later dated BLUE proxy.

Thank you for your time and attention to this very important matter.

                                              Very truly yours,



                                              Paul J. Duggan and
                                              The Committee to Enhance
                                              Shareholder Value


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                 A Special Message to Brokerage Firm Customers:

If your shares are held in the name of a brokerage firm, please return your BLUE proxy or contact your broker and direct him or her to vote for the Committee on the BLUE proxy. If you have any questions you can reach Mr. Duggan toll free at
(888) 522-5332 or call The Altman Group collect at (212) 681-9600.
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